Exhibit 4.9
CONFIDENTIAL
Employment Agreement

Mesoblast Limited
ACN 109 431 870

and

«First_Name» «Middle_»«Last_Name»

Employment Agreement

Parties
1.Mesoblast Limited ACN 109 431 870 of Level 38, 55 Collins Street, Melbourne, Victoria, 3000 (Company)
2.«First_Name» «Middle_»«Last_Name» of «Address_Line_1» «Address_Line_2», «City» «ZIP_Code» (Employee)

Operative Provisions
1.Definitions and interpretation
1.1Definitions
In this Agreement:
Act means the Fair Work Act 2009 (Cth) as amended or replaced from time to time;
Agreement means this agreement including the schedules;
Board means the board of directors of the Company;
Business means the functions and business activities carried out by the Company in relation to developing and commercialising stem cell intellectual property and technology throughout the world in all potential therapeutic applications within the field of medicine;
Business Day means a day which is not a Saturday, Sunday, public holiday or bank holiday in Victoria;
Business Premises means the Company's premises at which the Employee predominantly works during the Employment;
Commencement Date means Start date of employment
Confidential Information means
(a)all Information regarding the current or future business interests, methodology or affairs of the Company or any Related Entity of the Company;
(b)all Information relating to the property, assets and technology of the Company or any Related Entity of the Company, including without limitation their Intellectual Property Rights;
(c)all other Information belonging or relating to the Company or any Related Entity of the Company;
(d)all Information which the Employee knows, or ought reasonably to be expected to know, is confidential to the Company or any Related Entity of the Company;
but excluding any Information which is lawfully already in the public domain, or becomes part of the public domain other than due to the fault of the Employee or any person for whom the Employee is responsible;
Corporations Act means the Corporations Act 2001 (Cth) as amended or replaced from time to time;
Information means any information, whether oral, graphic, electronic, written or in any other form, including:
(a)forms, memoranda, letters, specifications, processes, procedures, statements, formulae, technology, inventions, trade secrets, research and development information, know how, designs, plans, photographs, microfiche, business records, notes, accounting procedures or financial information, sales and marketing information, names and details of customers, suppliers and agents, employee details, reports, drawings and data; and
(b)copies and extracts made of or from that information and data, whether translated from the original form, recompiled, partially copied, modified, updated or otherwise altered;

Intellectual Property Rights means all present and future intellectual and industrial property rights conferred by statute, at common law or in equity and wherever existing, including:
(a)patents, designs, copyright, rights in circuit layouts, plant breeder’s rights, trademarks, know how, brand names, domain names, inventions, product names, trade secrets, the right to have Confidential Information kept confidential and other results of intellectual effort in the scientific, technological, bio-technological, industrial, literary or artistic and commercial fields, whether or not registered or capable of registration;
(b)any application, right to apply for registration or any registration of such rights; and
(c)any registration of any of those rights or any registration of any application referred to in paragraph (b); and
(d)all renewals and extensions of these rights;
Law means:
(a)principles of law or equity established by decisions of courts;
(b)statutes, regulations or by-laws of the Commonwealth, a State, a Territory or a Government Agency; and
(c)requirements and approvals (including conditions) of the Commonwealth, a State, a Territory or a Government Agency that have the force of law;
Related Body Corporate has the same meaning as in the Corporations Act;
Related Entity has the meaning given to that term in the Corporations Act;
Restraint Area is each of the following areas separately:
(a)within Australia; and
(b)within Australia and the United States of America;
Restrained Duties means duties the same or similar to those performed by the Employee in the course of the Employment;
Restraint Period is the period commencing on the Cessation Date and ending on the expiry of each of the following periods after the Cessation Date separately:
(a)6 months;
(b)9 months; and
(c)12 months;
1.2Interpretation
In this Agreement, unless the context requires otherwise:
(a)the singular includes the plural and vice versa;
(b)a gender includes the other genders;
(c)the headings are used for convenience only and do not affect the interpretation of this Agreement;
(d)other grammatical forms of defined words or expressions have corresponding meanings;

(e)a reference to a document includes the document as modified from time to time and any document replacing it;
(f)the word “person” includes a natural person and anybody or entity whether incorporated or not;
(g)the word “month” means calendar month and the word "year" means 12 months;
(h)the words “in writing” include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;
(i)a reference to a thing includes a part of that thing;
(j)a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;
(k)wherever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”;
(l)money amounts are stated in Australian currency unless otherwise specified; and
(m)a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

1.Position
(a)The Employee will be employed by the Company in the position of «Title» in accordance with the terms of this Agreement (the Employment)
(b)The Employee will report to «Line_Manager_», «Mgr_Title_» any other position as directed by the Company from time to time.
(c)The position is offered is contingent on the successful completing and obtaining acceptable reference and background checks
(d)You complete the change of notification form - Link to immi form - Form 1022 Notification of changes in circumstances and provide Mesoblast with a copy of the email to IMMI on file.

1.Employment Location
The Employee’s primary place of work will be in Melbourne; however, the Employee may be required to work at other locations as directed by the Company.

1.Hours of Work
The Employee is required to work a total of 40 hours per week plus all such reasonable additional hours as required for the Employee to complete their duties and responsibilities.

1.Duration
The Employment will commence on the «Start_Date_» and will continue unless terminated earlier by either party in accordance with this Agreement.

1.Probationary Period
(a)    The Employee's employment will be on a probationary period for the first 6 months (Probationary Period). During this time Mesoblast will complete the reference check and background checks required.
(b)    At any time during the Probationary Period the Employee's employment may be terminated by the Employee or the Company on 1 weeks' notice or payment in lieu of notice.

1.Remuneration
7.1Total remuneration package
In consideration for duties to be provided by the Employee, the Employee will be entitled to the Total Remuneration Package, comprising Base Salary and additional benefits as outlined in Schedule 1.

7.2Reimbursement for Expenses
Except as expressly provided for in this Agreement, the Employee will be reimbursed for all expenses which are in the Company’s opinion reasonably incurred by the Employee in the course of the Employment and upon provision of tax invoices, receipts or other verification to the Company’s satisfaction.
7.3Offset
(a)The Employee's Base Salary is inclusive of and paid in full satisfaction of all payments and benefits that the Company is legally obliged to provide to the Employee including in respect of wages, any overtime payments or other payments for hours worked in excess of ordinary hours, penalty rates and allowances or otherwise.
(b)To the extent that the Employee’s Base Salary exceeds the Employee’s legal entitlements the Company may (to the fullest extent permitted by law) offset against this amount any future increases in the Employee's legal entitlements.
(c)The Employee hereby authorises the Company to make deductions from any payments owing to the Employee to recover any debt owed by the Employee to the Company (to the fullest extent permitted by law), including as a result of previous over-payment to the Employee.
7.4Superannuation
The Company will make contributions on the Employee’s behalf to a complying superannuation fund which meets the Company’s statutory obligations under applicable superannuation legislation.

1.Duties and Obligations of the Employee
8.1Duties
In the course of employment, the Employee must carry out the duties set out in Schedule 2, as well as any additional duties required by the Company from time to time. The duties may be altered from time to time to reflect changed business conditions.
8.2Obligations
At all times during the Employment, the Employee shall:
(a)honestly, faithfully and diligently obey and perform all lawful orders and instructions of the Company;
(b)honestly, faithfully and diligently perform the duties and exercise the powers which from time to time may be assigned to the Employee by the Company;
(c)show the utmost good faith and devote the whole of the Employee’s working time and attention to the business of the Company and, if the Company so directs, to the business of any Related Body Corporate of the Company;
(d)act in the best interests of the Company and its Related Bodies Corporate at all times;
(e)use best endeavours to promote the good reputation, interests and welfare of the Company
(f)not misuse the Company’s property or services, or allow such misuse by other persons;

(g)as soon as practicable upon becoming aware thereof inform the Company of any act of dishonesty pertaining to the business, property or transactions of the Company on the part of any person which may have come to the Employee’s knowledge; and
(h)keep the terms of the Employee’s remuneration confidential.
8.3Other appointments
(a)During the Employment, the Employee may not take up any other employment or engagement without the prior written consent of the Company.
(b)Without limiting clause 8.3(a), the Employee will not, during the Employment, without the prior written consent of the Company, undertake any appointment, position or work that:
(i)results in the Employee competing with the Company;
(ii)otherwise adversely affects the Company; or
(iii)hinders the Employee’s performance of duties owed to the Company.
8.4Conflict of interest
(a)The Employee will ensure that there is no conflict between the Company’s interests and the Employee’s personal interests.
(b)The Employee will make full and complete disclosure to the Company of the existence, nature and extent of any conflict or potential conflict of interest that the Employee may have in any manner or capacity whatever with the Employee's duties or obligations under this Agreement.
(c)The Employee must not solicit or accept from any person any remuneration or benefit in excess of the Employee's official remuneration with the Company for the discharge of the Employee’s duties.
(d)The Employee must immediately report to the Company any remuneration or benefit the Employee receives from another person and the Employee must not deal with or otherwise dispose of any such remuneration or benefit without the prior written consent of the Company.
(e)The Employee must avoid any circumstance where a person or persons can improperly influence or receive unduly favourable treatment from the Company.
8.5Company Policies
(a)The Employee must comply with all policies and procedures of the Company.
(b)Notwithstanding clause 8.5(a), the policies and procedures of the Company:
(i)are for the benefit of the Company and do not impose any contractual obligations on the Company;
(ii)are not incorporated into and do not form part of this Agreement; and
(iii)may be departed from by the Company in individual cases.
8.6Common law duties
Nothing in this Agreement is intended to limit the Employee’s duties of good faith and fidelity to the Company or any other duties implied at common law.

1.Leave
9.1Annual leave
(a)The Employee will be entitled to four (4) weeks’ annual leave per annum on a pro-rata and cumulative basis in accordance with the Act.
(b)Annual leave is to be taken at a time agreed with the Company or failing agreement as directed by the Company in accordance with the Act.
9.2Personal/Carer’s Leave
(a)The Employee will be entitled to ten (10) days personal/carer’s leave per annum, which includes sick leave, on a pro-rata and cumulative basis.
(b)To claim any period of personal/carer's leave, the Company may require the Employee to provide a medical certificate from a registered health practitioner or, if that is not reasonably practicable, a statutory declaration from the Employee, in an appropriate form.
(c)Personal/carer’s leave will not be paid out on termination of the Employment for any reason.
9.3Public Holidays
The Employee will be entitled to paid leave on those days as declared public holidays in accordance with the Act.
9.4Long Service Leave
The Employee is entitled to long service leave in accordance with applicable legislation.

1.Confidential Information
10.1Acknowledgement of Employee
The Employee acknowledges that through the performance of their duties to the Company, they may obtain access to, or become aware of Confidential Information which is of commercial value to the Company, and which is owned by and will at all times remain the property of the Company.
10.2Obligations of Confidentiality
The Employee must:
(a)only use the Confidential Information for the purposes of performing, and to the extent necessary to perform, the Employee’s duties in the course of employment with the Company;
(b)not memorise, modify, reverse engineer or make copies, notes or records of the Confidential Information for any purpose other than in connection with the performance of the Employee’s duties;
(c)keep in strictest confidence all Confidential Information and shall not disclose to any person any Confidential Information without the consent of the Company;
(d)not use, or modify for their own use or benefit or the use or benefit of any third party any Confidential Information;

(e)co-operate with the Company in any action the Company may take to protect the confidentiality of the Confidential Information; and
(f)not apply for, register or attempt to register, or authorise or assist any third party to apply for or register, under any statute or otherwise in any country, any form of Intellectual Property Rights relating to or incorporating any Confidential Information.
10.3Unauthorised disclosure
The Employee must take all reasonable precautions to prevent any unauthorised disclosure of Confidential Information, including the following precautions:
(a)the Employee must at all times store all Confidential Information safely and securely;
(b)except with the prior written authority of the Company, the Employee must not remove any Confidential Information from the premises at which it is stored except where it is necessary to do so for the sole purpose of performing his duties under this Agreement;
(c)the Employee must immediately notify the Company in writing of any actual, threatened or suspected unauthorised disclosure of any Confidential Information; and
(d)the Employee must take all reasonable measures to minimise any unauthorised dissemination of any Confidential Information which is in any way related to or resulting from an act or failure to act by the Employee.
10.4Authorised disclosure
Nothing in this Agreement prohibits any disclosure of Confidential Information by the Employee where such disclosure is authorised by the Company or that is necessary to comply with any applicable law or legal binding order of any court, government, semi-government authority or administrative or judicial body, provided that prior to any disclosure, the Employee:
(a)notifies the Company within a reasonable time of the full details of the circumstances and content of the proposed disclosure;
(b)complies with any reasonable request by the Company concerning the proposed disclosure; and
(c)gives the Company a reasonable opportunity to challenge in a court or other appropriate body the legality of the Employee’s obligation to disclose the Confidential Information.
10.5Cessation of use
Immediately on the written request of the Company, the Employee must:
(a)cease the use of all Confidential Information;
(b)deliver to the Company all documents and other materials in its possession, power or control containing, recording or constituting that Confidential Information or, at the option of the Company, destroy, and certify to the Company that it has destroyed, those documents and materials; and
(c)for Confidential Information stored electronically, permanently delete that Confidential Information from all electronic media on which it is stored, so that it cannot be restored.
10.6Survival of Confidentiality
The Employee's obligations under this clause 10 will survive the termination of the Employment for any reason.

1.Intellectual Property
11.1Prior Inventions
Unless otherwise disclosed to the Company in writing, the Employee represents and confirms that the Employee does not own and, prior to the Employee’s employment with the Company, have not made any inventions, original works of authorship, developments, improvements or trade secrets (“Prior Inventions”) which belong to the Employee or in which the Employee has an interest, whether solely or jointly, which relate in any way to any of the Company’s current or proposed businesses, products or research and development. If, in the course of the Employee’s employment with the Company, the Employee uses any Prior Invention or incorporate into a Company or Related Entity product, process or machine any Prior Inventions owned by the Employee or in which the Employee has an interest, the Employee hereby grants the Company a royalty-free, irrevocable, perpetual worldwide license (with the right to sublicense) to make, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Inventions.
11.2Assignment of Intellectual Property Rights
(a)The Employee hereby assigns to the Company absolutely and beneficially the whole of the Employee’s rights, title and interest in the world to any Intellectual Property Rights acquired, developed or created by the Employee in the course of employment, whether in connection with or in any way affecting or relating to the business of the Company or a Related Entity of the Company or otherwise and whether in the course of the Employee’s normal duties, or in the course of duties falling outside the Employee’s normal duties but assigned to the Employee by the Company, whether presently existing or arising after the date of this Agreement (Assigned Intellectual Property Rights).
(b)The Assigned Intellectual Property Rights will vest in the Company immediately upon creation, development or acquisition by the Employee.
11.3Disclosure
The Employee agrees and undertakes to promptly and fully disclose to the Company any Assigned Intellectual Property Rights of which the Employee becomes aware, and upon acquisition, creation and development.
11.4Co-operation
(a)The Employee agrees to promptly execute all documents, forms and authorisations and do all acts and things that the Company considers to be necessary or desirable to give effect to this Agreement and to absolutely vest in the Company full right, title and interest in and to all of the Assigned Intellectual Property Rights.
(b)At the Company’s request and expense, the Employee undertakes to assist the Company, whether during the course of or subsequent to the termination of the Employment, in connection with any controversy or legal proceeding relating to the Assigned Intellectual Property Rights and in obtaining domestic or foreign patent or any other protection covering the same.
(c)The Employee agrees to keep and maintain adequate and current written records (which shall include notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and records in any other format) of any Assigned Intellectual Property Rights. Such records shall be available to and remain the sole property of the Company at all times. The Employee shall not remove such records from the Company's premises except with the Company's permission. The Employee shall return all such records (including any copies thereof) to the Company upon the termination of the Employee’s employment with the Company.

11.5Acknowledgement
The Employee acknowledges that the Employee's salary compensates the Employee for the assignment of all Assigned Intellectual Property Rights.
11.6Attorney
The Employee hereby appoints the Company and each of its directors severally as and to be the attorney of the Employee to do anything and execute any document which the Employee is required to do or execute pursuant to or in connection with the assignment of intellectual Property Rights under this agreement and which the Employee has failed to do or execute. This power of attorney is granted to secure the performance of the Employee’s obligations to the Company in relation to the assignment of Intellectual Property Rights under this Agreement.
11.7Survival
The Employee's obligations under this clause 10 will survive the termination of the Employment for any reason.

1.Termination of Employment
12.1Notice of Termination
(a)Either party may terminate the Employment at any time by giving written 4 weeks notice.
If the Employee is over 45 years of age, with at least 2 years of continuous service at the date of termination, the Employee will be entitled to receive a further 1 weeks’ notice.
(b)The Company may elect at its discretion to make payment to the Employee in lieu of part or all of the notice period.
(c)If the Employee does not give the Company the requisite period of notice or the Employee leaves the Employment during the period of notice, the Employee agrees that the Company is entitled (to the fullest extent permitted by Law) to deduct from any monies owing to the Employee an amount representing the Base Salary the employee would have earned for the number of weeks or days of the notice period that the Employee did not work.
12.2Garden Leave
(a)If either the Company or the Employee has given notice of termination under clause 12.1, the Company may for part or all of the notice period at its sole discretion direct the Employee to:
(i)perform alternative duties; or
(ii)perform no duties and not attend for work.
(b)Clause 12.2(a) does not affect the Company’s right to at any time make payment in lieu of part or all of the notice period in accordance with clause 12.1(b).
12.3Deduction of Monies
The Company is hereby authorised by the Employee (to the fullest extent permitted by law) to deduct from any final payment upon termination of the Employment, any monies owed by the Employee to the Company or any other Related Body Corporate of the Company including to recover any previous over-payment of remuneration to the Employee.

12.4Return of Company Property
On termination of the Employment, the Employee must as soon as practicable return to the Company all property, materials and items belonging to the Company or any Related Entity of the Company in the Employee’s possession, custody or control.
12.5Summary Dismissal
Despite any other provision in this Agreement, the Company, may terminate the Employment summarily without any further payment if the Employee:
(a)commits a serious breach, or is persistently in breach, of any term of this contract;
(b)refuses or fails to comply with a lawful and reasonable directive of the Company;
(c)engages in any fraudulent or dishonest conduct;
(d)is intoxicated at work to the extent that the Employee cannot perform the Employee's duties;
(e)is made bankrupt or enters into any composition or arrangement with or for the benefit of her creditors generally;
(f)is convicted of any serious or indictable criminal offence
(g)engages in conduct which in the reasonable opinion of the Company may bring the Company into disrepute;
(h)is prohibited by law from taking part in the management of the Company; or
(i)commits serious misconduct.
12.6 Redundancy
The Employee may be entitled to a redundancy payment pursuant to the Act in the event of termination of employment by reason of redundancy.

1.Non-Competition
13.1Obligations of the Employee
The Employee must not, in any capacity including on the Employee’s own account or as a member, shareholder, unitholder, director, partner, joint ventures, employee, trustee, beneficiary, principal, agent, adviser, contractor, consultant, manager, associate, representative or financier or in any other way or by any other means:
(a)during the Restraint Period and in the Restraint Area, perform Restrained Duties for a business, activity or operation which is the same as, substantially similar to, or competitive with the Business or any material part of the Business;
(b)during the Restraint Period and in the Restraint Area, participate in, be interested in, assist with or otherwise be directly involved, engaged, concerned or interested in a business, activity or operation which is the same as, substantially similar to, or competitive with the Business or any material part of the Business;
(c)during the Restraint Period, solicit, entice away, interfere with, or endeavour to solicit, entice away, or interfere with, any person, firm, corporation or entity which was or is a client or customer of the Company and with whom the Employee had dealings in the course of the Employment in the 12-month period ending on the Cessation Date;

(d)during the Restraint Period, canvass, solicit, or entice, or endeavour to canvas, solicit or entice, any person who was or is an employee, contractor or director of the Company, and with whom the Employee had dealings in the course of the Employment in the 12-month period ending on the Cessation Date, to leave that office, engagement or employment;
(e)during the Restraint Period, interfere with the business of the Company or any Related Entity of the Company, or divulge to any person any information, including Confidential Information, concerning the business of the Company or any Related Entity of the Company; or
(f)during the Restraint Period, interfere to the detriment of the Company or any Related Entity of the Company with the relationship between the Company or any Related Entity of the Company and any of their clients, customers, employees or suppliers.
13.2General
(a)Nothing in this clause 12 prevents the Employee from holding in aggregate less than 5% of the issued shares of a body corporate, or interests in a registered managed investment scheme, included on the official list of a financial market (as defined in the Corporations Act).
(b)Each covenant in this clause, each paragraph of the Restraint Area definition and each paragraph of the Restraint Period definition is a separate and independent covenant by the Employee. They can be combined, and each combination is a separate covenant and restriction, although they are cumulative in effect.
(c)For the avoidance of any doubt, if any of the separate and independent covenants or restrictions set out in this clause is or becomes invalid or unenforceable for any reason:
(i)where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result;
(ii)in any other case the offending provision must be severed from these terms, in which event the remaining provisions of these terms operate as if the severed provision had not been included; and
(iii)without limiting the above, if the covenant or restriction in question would be valid or enforceable if any activity was deleted or the area or time was reduced, then that provision must be read down by deleting that activity, or reducing that period or area, to the minimum extent necessary to achieve that result.
(d)The Employee acknowledges that each of the restrictions imposed by this clause:
(i)    is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to the interests of each party to this Agreement;
(ii)    extends no further, in any respect, than is reasonably necessary for the maintenance and protection of the business of the Company and its goodwill; and
(iii)    does not unreasonably restrict the Employee’s right to carry on the Employee’s profession or trade.
13.3Survivorship
The Employee’s obligations under this clause 12 survive the termination of the Employment for any reason.

1.Suspension
Where the Company considers it necessary, it may suspend the Employee on full pay, whilst it conducts an investigation into any concerns relating to the Employee's conduct or performance as an employee or for any other reason.

1.Changes to position, duties, remuneration, or location
(a)The Employment will continue to be subject to the terms of this Agreement, unless varied or replaced by an agreement agreed to by both parties in writing, despite any change to the Employee’s position, duties, remuneration or location.
(b)This Agreement may only be varied by a document in writing signed by or on behalf of each party.

1.General
16.1Entire understanding
(a)This Agreement contains the entire understanding between the parties concerning the subject matter of the agreement and supersedes all prior communications between the parties.
(b)Each party acknowledges that, except as expressly stated in this Agreement, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of the other party in relation to the subject matter of this Agreement.
16.2No adverse construction
This Agreement is not to be construed to the disadvantage of a party because that party was responsible for its preparation.
16.3Further assurances
The Employee must, within a reasonable time of being requested by the Company to do so and at the Company’s expense, do all things and execute all documents that are reasonably necessary to give full effect to this Agreement.
16.4No waiver
(a)A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this Agreement does not operate as a waiver of the power or right.
(b)A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this Agreement.
(c)A waiver of a breach does not operate as a waiver of any other breach.
16.5Severability
Any provision of this Agreement which is invalid in any jurisdiction must in relation to that jurisdiction:
(a)be read down to the minimum extent necessary to achieve its validity, if applicable; and

(b)be severed from this Agreement in other case,
without invalidating or affecting the remaining provisions of this Agreement or the validity of that provision in any other jurisdiction.
16.6No assignment
A party cannot assign or otherwise transfer the benefit of this Agreement without the prior written consent of each other party.
16.7Consents and approvals
Where provision in this Agreement require the consent or approval of a party, unless this Agreement provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.
16.8No variation
This Agreement cannot be amended or varied except in writing signed by the parties.
16.9Governing law and jurisdiction
(a)This Agreement is governed by and must be construed in accordance with the laws in force in the state of Victoria.
(b)The parties submit to the exclusive jurisdiction of the courts of Victoria and the Commonwealth of Australia in respect of all matters arising out of or relating to this Agreement, its performance or subject matter.
16.10Counterparts
If this Agreement consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document
16.11Conflicting provisions
If there is any conflict between the main body of this Agreement and any schedules or annexures comprising it, then the provisions of the main body of this Agreement prevail.
16.12Non-merger
A term or condition of, or act done in connection with this Agreement, does not operate as a merger of any of the rights or remedies of the parties under this Agreement and those rights and remedies continue unchanged.

Schedule 1 - Remuneration

Remuneration Package	Remuneration Components	Annual Remuneration
	Salary per annum, Is for five days per week, paid on a monthly basis into a bank account nominated by the Employee	«Base_salary_»
	Superannuation «xx_»% (in accordance with applicable legislation)	«superannuation_»
	Total Employment Package	«Total_Package_»

Short Term Incentive Bonus Potential	The STI is based on your average annual base salary and is subject to the approval of the Company’s Board and subject to meeting Key Performance Indicators (KPI’s) determined by the Company.	«bonus_»

Long term Incentive Options
An opportunity with the approval of the Mesoblast Board may arise to receive a potential issue of unlisted options to acquire shares in the capital of the Company, pursuant to the Company’s Employee Share Option Plan ("ESOP").
All grants of options (pursuant to the ESOP) are at the absolute discretion of the Company’s Board of Directors.

CPA reimbursement	Mesoblast supports the professional development of employees and their opportunity to grow their careers. Mesoblast will reimburse on the successful completion of the CPA units undertaken.

Schedule 2 - Employee’s Duties

Executed as an agreement.

Signed for and on behalf of Mesoblast Limited ACN 109 431 870 by an authorised officer in the presence of:	) ) )
Signature of Witness		Signature of Authorised Officer
Name of Witness (please print)		Name of Authorised Officer (please print)
Position Title

Signed by «First_Name» «Last_Name» in the presence of:	) )
Signature of Witness		Signature of Employee
.......................................................... Name of Witness (please print)
.......................................................... Date of signature